UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 1, 2003

eRoomSystem Technologies, Inc.
(Exact name of Registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-31037	87-0540713
(Commission File Number)	(IRS Employee Identification No.)

106 East 13200 South, Draper, Utah	84020
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(800) 316-3070

Not Applicable
(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure

            On October 1, 2003, the Company issued secured convertible promissory notes (the “Notes”), in the original principal amount of $250,000, collectively, to Gestetner Group, LLC, a New Jersey limited liability company, and several third parties (collectively, the “Noteholders”). The terms of the Notes include, inter alia, (i) for interest to accrue at the rate of 8% per annum, (ii) a maturity date of the earlier of (a) October 1, 2008, (b) the date of approval of the Board of Directors regarding the merger of the Company with or into any third party or the sale of all or substantially all of the assets of the Company, or (c) the date of the closing of any financing (other than commercial credit facilities), the gross proceeds of which are at least $1,000,000, and (iii) the right of the Noteholders, at any time, to convert all outstanding principal and accrued and unpaid  interest into shares of common stock of the Company at the rate of $0.05 per share. In addition, the Noteholders have been issued, collectively, warrants to purchase 5,000,000 shares of common stock of the Company, exercisable at $0.05 per share at any time through October 1, 2008.

On October 1, 2003, Gregory L. Hrncir resigned as Chief Operating Officer, General Counsel and Secretary of the Company, as well as all officer and director positions held in subsidiaries thereof.

On October 1, 2003, the Company appointed Lawrence Wein to its Board of Directors. Mr. Wein held several key positions at AT&T for over 30 years. Mr. Wein received his Master’s in Business Administration from Harvard Business School, and his Bachelor of Science in Engineering from Columbia University.

Item 6.  Resignations of Registrant’s Directors.

On October 1, 2003, David S. Harkness resigned as Chief Executive Officer, President and Chairman of the Board of Directors of the Company. Mr. Harkness also resigned from all officer and director positions held in subsidiaries of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eRoomSystem Technologies, Inc. (Registrant)

Date: October 2, 2003	By:	/s/ David Gestetner
David Gestetner Chief Executive Officer and President